EXHIBIT 99

PRESS RELEASE


El Dorado Hills, CA - The RiceX Company (OTC:RICX), a leading manufacturer of highly nutritious functional food ingredients derived from rice bran, today announced that its previously announced share repurchase program has expired. On October 28, 2002, the company announced that the board of directors had authorized the repurchase of up to $1,000,000 of RiceX common stock through the open market purchases for a one year period expiring October 22, 2003.

Since implementation of the program, the company has acquired approximately $191,264 of common stock in the open market, representing approximately 732,170 shares. The company currently has 38,052,180 shares of common stock outstanding.

The company is evaluating the possibility of approving a new repurchase program in the future, but no decision has been made at this time.

About the RiceX Company

RiceX manufactures highly nutritious premium functional food ingredients derived from rice bran. Using proprietary technology, RiceX stabilizes rice bran while preserving its all-natural nutrients, enabling the company to offer some of the most nutritious functional food ingredients on the market today. RiceX is one of the few companies capable of producing rice bran products with the shelf life and nutritional profile required by most commercial users. A public company, RiceX is traded on the NASDAQ OTC under RICX. More information about the company can be found on the internet at www.ricex.com.

This press release contains forward looking statements. These forward looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks and uncertainties, including, but not limited to, the impact of the competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

For more information, please contact:

Todd C. Crow, CFO
916-933-3000
tcrow@ricex.com
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